                                                                     Exhibit 7.6

                                                                        CPCL:399

                              CP CLARE CORPORATION

                      1995 STOCK OPTION AND INCENTIVE PLAN

                 NON-QUALIFIED STOCK OPTION-PERFORMANCE VESTING
                                 (For Employees)

No. of Shares: 125,000                                             March 4, 1997

Pursuant to its 1995 Stock Option and Incentive Plan (the "Plan"), CP Clare Corporation (the "Company") hereby grants to Arthur Buckland (the "Optionee") an Option to purchase on or prior to March 4, 2007 (the "Expiration Date") all or any part of 125,000 shares (the "Option Shares") of common stock of the Company, par value $0.01 per share ("Common Stock") at a price of $9.125 per share and subject to the terms and conditions set forth hereinafter and in the Plan. In the event that the terms of this Option Agreement differ from those set forth in the Plan, the terms of this Option Agreement shall govern. This Option is intended to be a Non-Qualified Stock Option granted under the Plan and shall not be treated as an "incentive stock option" within the meaning of Section 422(b) of the Internal Revenue Code. Capitalized terms not otherwise defined herein shall have the meanings assigned to them by Section 1 of the Plan.

1.    Vesting Schedule. Subject to the acceleration provisions contained in
      Section 15 of the Plan, as modified herein and Section 5 of the Option, and subject to the determination of the Committee to accelerate the vesting schedule hereunder due to other circumstances, the Option shall become vested and exercisable with respect to the following numbers of Option Shares at the expiration of each of the following periods from the date of the Option, provided that the Optionee continues to be employed by the Company or a Subsidiary during such periods and provided that the Company has achieved the performance vesting criteria set forth below:

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  Number of Option Shares
            for              Performance Target -    Date after which it becomes
  which Option Exercisable           EPS                     Exercisable
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          62,500                    1.44                   March 31, 2000
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          62,500                    1.91                   March 31, 2002
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      Notwithstanding the lack of achievement of the performance vesting criteria, the Option shall become fully vested and exercisable with respect to all of the Option Shares on March 4, 2004 if the Optionee is employed on such date. Once vested, the Option shall continue to be exercisable to purchase Option Shares at any time or times prior to the Expiration Date.

2. Performance Targets: The performance goals established hereunder have been established by the Board of Directors and consist of 15% per year compounded growth on earnings per share ("EPS"). The baseline EPS shall be $.95. Vesting milestones shall be reviewed at two periods of time: If the EPS, based on the Company's audited financial results for the fiscal year ended March 31, 2000, is $1.44 or greater, 50% of the options shall vest and become exercisable. If the EPS, based on the Company's audited financial statements for the fiscal year ended March 31, 2002, is $1.91 or greater, 100% of the options shall vest and become exercisable. Each vesting milestone can be achieved without regard to the Company's financial results for any other fiscal year. Notwithstanding the foregoing, the Board of Directors reserves the right to adjust the performance goals (upward or downward) if there is a material change in the business or operations of the Company as a result of a business transaction such as an acquisition, disposition, merger or spin-off.

      Until March 4, 1998, the automatic vesting acceleration provision of
      Section 15(a) of the Plan shall not apply to the Option. During this 12-month period, Option shall not become fully vested unless specifically approved by the Board of Directors at its sole discretion. After March 4, 1998, Section 15(a) of the Plan shall become fully applicable to the Option.

3. Manner of Exercise. The Optionee may exercise this Option only in the following manner: from time to time on or prior to the Expiration Date, the Optionee may give written notice to the Company of his election to purchase some or all of the vested Option Shares purchasable at the time of such notice. This notice shall specify the number of Option Shares to be purchased.

      Payment of the purchase price for the Option Shares may be made by one or more of the following methods: (a) in cash, by certified or bank check or other instrument acceptable to the Committee; (b) in the form of shares of Common Stock that are not then subject to restrictions under any Company plan and that have been held by the Optionee for at least six months; or
      (c) by the Optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the option purchase price as so provided, the Optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Committee shall prescribe as a condition of such payment procedure. Payment instruments will be received subject to collection.

      The delivery of certificates representing the Option Shares will be contingent upon the Company's receipt from the Optionee of full payment for the Option Shares, as set forth above and any agreement, statement or other evidence that the Company may require to satisfy itself that the issuance of Common Stock to be purchased pursuant to the exercise of Options under the Plan and any subsequent resale of the shares of Common Stock will be in compliance with applicable laws and regulations.

4. Non-transferability of Option. This Option shall not be transferable by the Optionee otherwise than by will or by the laws of descent and distribution and this Option shall be exercisable, during the Optionee's lifetime, only by the Optionee.

5. Termination of Employment. If the Optionee's employment by the Company or a Subsidiary is terminated, the extent to which and the period within which the Option may be exercised shall be as set forth below, notwithstanding any provision in the Plan to the contrary:

      (a) Termination Due to Retirement. If the Optionee's employment terminates by reason of Retirement, the Option may thereafter be exercised to the extent it was exercisable on the date of termination for a period of 12 months from the date of termination or until the Expiration Date, if earlier. The death of the Optionee during the 12-month period provided in this Section 5(c) shall extend such period for six months from the date of death or until the Expiration Date, if earlier.

      (b) Termination for Cause. If the Optionee's employment terminates for Cause, the Option shall immediately terminate and be of no further force and effect.

      (c) Other Termination. If the Optionee's employment terminates for any reason other than death, Disability, Retirement or Cause, and unless otherwise determined by the Company, the Option may thereafter be exercised, to the extent it was exercisable on the date of termination, for a period of three months from the date of termination or until the Expiration Date, if earlier.

6. No Special Employment Rights. This Option will not confer upon the Optionee any right with respect to continued employment by the Company or a Subsidiary, nor will it interfere in any way with any right of the Optionee's employer to terminate the Optionee's employment at any time.

7. Rights as a Shareholder. The Optionee shall have no rights as a shareholder with respect to any shares of Common Stock that may be purchased by exercise of this Option unless and until a certificate or certificates representing such shares of Common Stock are duly issued and delivered to the Optionee. Except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

8. Tax Withholding. No later than the date as of which part or all of the value of any shares of Common Stock received under the Option first becomes includible in the Optionee's gross income for Federal tax purposes, the Optionee shall make arrangements with the Company regarding the payment of any federal, state or local taxes required to be withheld with respect to such income.

9.    Miscellaneous

      (a) Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business, 78 Cherry Hill Drive, Beverly, MA 01915 and shall be mailed or delivered to the Optionee at the address set forth below, or in either case at such other address as one party my subsequently furnish to the other party in writing.

      (b) Entire Agreement; Modification. This Option constitutes the entire agreement between the parties relative to the subject matter hereof, and supersedes all proposals, written or oral, and all other communications between the parties relating to the subject matter of this Option. Except as otherwise provided in the Plan, this Option may be modified, amended or rescinded only by a written agreement executed by both parties.

      (c) Severability. The invalidity, illegality or unenforceability of any provision of this Option shall in no way affect the validity, legality or enforceability of any other provision.

      (d) Successors and Assigns. This Option shall be binding upon the inure to the benefit of the parties hereto and their respective successors and assigns, subject to the limitations set forth in Section 4 hereof.

      (e) Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts.

                              CP CLARE CORPORATION


                              By:    /s/ John G. Turner
                                     ------------------------------
                                     John G. Turner

                              Title: Director
                                     ------------------------------

Receipt of the foregoing Option is acknowledged and its terms and conditions are hereby agreed to:


4/15/97                             /s/ Arthur R. Buckland
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Date                                Optionee


                                    263 Elm Street, Concord, 01742
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                                    Address


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